Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 22, 2018
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – October 22, 2018 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and nine-month periods ended September 30, 2018.  Sierra Bancorp reported consolidated net income of $7.071 million for the third quarter of 2018, for an increase of $1.329 million, or 23%, relative to the third quarter of 2017.  The lift in net income is primarily the result of improvement in net interest income and a lower tax accrual rate, partially offset by a $2.450 million loan loss provision in the third quarter of 2018 and overhead expense increases that are in part incidental to the Company’s most recent acquisitions.  The Company’s return on average assets was 1.15% in the third quarter of 2018, return on average equity was 10.66%, and diluted earnings per share were $0.46.

For the first nine months of 2018 the Company recognized net income of $21.773 million, which is 41% higher than net income for the same period in 2017.  The Company’s financial performance metrics for the first nine months of 2018 include an annualized return on average equity of 11.23%, a return on average assets of 1.22%, and diluted earnings per share of $1.41.

Assets and loans continued on their strong growth trajectory during the third quarter of 2018.  Assets totaled $2.463 billion at September 30, 2018, representing an increase of $123 million, or 5%, for the first nine months of 2018.  The increase in assets resulted from organic growth in real estate loans and agricultural production loans, partially offset by a drop in balances outstanding on mortgage warehouse lines, lower investment balances, and a reduction in cash and due from banks.  Gross loans grew to $1.695 billion at September 30, 2018, representing increases of $70 million, or 4%, for the third quarter and $137 million, or 9%, for the first nine months of 2018.  Total nonperforming assets increased by $4 million, or 39%, during the first nine months due to a $10 million purchased loan participation placed on non-accrual status in the third quarter, net of year-to-date loan charge-offs of $2.5 million and a reduction of over $3 million in foreclosed assets.  Deposits totaled $2.106 billion at September 30, 2018, representing a year-to-date increase of $118 million, or 6%, including deposits from our Lompoc branch purchase which totaled $35 million on the reporting date and $40 million in wholesale brokered deposits added in the third quarter.

“Enthusiasm is common.  Endurance is rare.”

– Angela Duckworth

“We are thrilled to once again achieve record levels of assets, loans, and deposits. It has truly been an exciting year thus far!” exclaimed Kevin McPhaill, President and CEO. “Our banking team is happy with our year-to-date results, and there are even greater possibilities ahead in the final quarter of 2018. We are all working diligently to continue Bank of the Sierra’s success,” he concluded.

Sierra Bancorp Financial Results

October 22, 2018

Financial Highlights

As noted above, net income increased by $1.329 million, or 23%, for the third quarter of 2018 relative to the third quarter of 2017, and by $6.277 million, or 41%, for the first nine months of 2018 as compared to the same period in 2017.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income increased by $5.341 million, or 29%, for the third quarter, and $15.177 million, or 29%, for the first nine months due in part to growth in average interest-earning assets totaling $339 million, or 18%, for the third quarter of 2018 over the third quarter of 2017, and growth of $326 million, or 18%, for the first nine months of 2018 over the first nine months of 2017.  Organic growth was a factor in the increase in average earning assets, but the comparative results were also materially affected by our acquisition of Ojai Community Bank in the fourth quarter of 2017.  The favorable impact of higher interest-earning assets was enhanced by an increase in our net interest margin totaling 30 basis points for the comparative quarters, and 31 basis points for the year-to-date period.  Our net interest margin improvement reflects the fact that loan yields have increased more rapidly than deposit rates as market interest rates have gone up, as well as strong growth in loans relative to lower-yielding investment balances resulting from the acquisition.  The comparative results were also impacted by nonrecurring interest items, which typically include interest income recovered upon the resolution of nonperforming loans, the reversal of interest income when a loan is placed on non-accrual status, and accelerated fees or prepayment penalties recognized for early payoffs.  Nonrecurring items added $33,000 to interest income in the third quarter of 2018, but the Company experienced net interest reversals of $54,000 in the third quarter of 2017.  The cumulative impact of nonrecurring interest items for the year-to-date periods was favorable, totaling $261,000 for 2018 as compared to $164,000 for 2017.  Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by approximately eight basis points in the third quarter of 2018 as compared to three basis points in the third quarter 2017, and eight basis points for the first nine months of 2018 relative to five basis points in the first nine months of 2017.

The Company recorded a loan loss provision of $2.450 million in the third quarter of 2018 relative to no provision in the third quarter of 2017, bringing year-to-date loan loss provisions to $2.950 million in 2018 and $300,000 for 2017.  The 2018 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances, the aforementioned loan participation that was placed on non-accrual status, and reserves required for other specifically identified impaired loan balances.

Total non-interest income reflects declines of $187,000, or 3%, for the quarterly comparison and $123,000, or 1%, for the comparative year-to-date results, as increases in service charges and other non-interest income were more than offset by lower investment gains.  The drop in investment gains in 2018 is from the impact of $918,000 in nonrecurring gains realized in the third quarter of 2017 from the sale of an equity investment.  Service charges on deposits were up 10% for the third quarter of 2018 and 11% for the first nine months of 2018 relative to 2017, due largely to fees earned on deposit accounts added over the past year and fee increases for certain higher-risk commercial accounts.  The year-to-date comparison also includes the impact of the reclassification of certain income from other non-interest income to service charges.  BOLI income increased for the third quarter of 2018 but declined for the first nine months of 2018 relative to 2017, due to fluctuations in income on BOLI associated with deferred compensation plans.  Other non-interest income was higher for both the quarter and year-to-date comparisons despite the income reclassification noted above.  The primary impact was from higher debit card interchange income, partially offset by higher pass-through expenses that are associated with low-income housing tax credit funds and other limited partnerships and which are netted out of revenue.

Sierra Bancorp Financial Results

October 22, 2018

Total non-interest expense was up by $2.362 million, or 15%, for the third quarter of 2018 relative to the third quarter of 2017 and $6.750 million, or 15%, for the comparative nine-month periods.  Non-recurring acquisition costs included in non-interest expense totaled $12,000 in the third quarter of 2018 relative to $424,000 in the third quarter of 2017, and $449,000 for the first nine months of 2018 as compared to $585,000 for the first nine months of 2017.  Salaries and benefits increased by $1.336 million, or 18%, for the third quarter and $4.377 million, or 19%, for the first nine months, due in large part to ongoing expenses for employees retained subsequent to our acquisitions, staffing costs for recent de novo branch offices, salary adjustments in the normal course of business, costs for non-acquisition related staff additions, and a sizeable increase in group health insurance costs.

Total occupancy expense increased by $317,000, or 13%, for the third quarter and $561,000, or 8%, for the first nine months, due to ongoing occupancy costs associated with a higher number of branches and a certain level of nonrecurring costs incurred to outfit de novo branches.  Other non-interest expense was up by $709,000, or 13%, for the third quarter and $1.812 million, or 11%, for the year-to-date comparison.  This line item includes the nonrecurring acquisition costs noted above, and it also reflects higher operating costs stemming from more branches, an increase in amortization expense on core deposit intangibles created pursuant to our acquisitions, higher debit card processing costs, and other increases in the normal course of business.  For the year-to-date comparison, the expense increase was partially offset by a $713,000 gain on sale of OREO in the second quarter of 2018.

The Company’s provision for income taxes was 23.5% of pre-tax income in the third quarter of 2018 relative to 35.5% in the third quarter of 2017, and 24.1% for the first nine months of 2018 as compared to 32.7% for the first nine months of 2017.  The lower rate in 2018 is consistent with the reduction in our Federal income tax rate.

Balance sheet changes during the first nine months of 2018 include an increase in total assets of $123 million, or 5%, due to strong organic growth in real estate loans and agricultural production loans that was partially offset by lower investment balances and a reduction in cash and due from banks.  Cash and due from banks was down $5 million, or 7%, while investment securities fell by $10 million, or 2%, since some of the cash flow from our investment portfolio was used to fund loan growth.  Gross loans increased by $137 million, or 9%, due to strong organic growth in real estate loans in particular.  We experienced a decline in mortgage warehouse loans of $44 million, or 32%, primarily because the utilization rate on mortgage warehouse lines dropped to 24% at September 30, 2018 from 34% at December 31, 2017.  Consumer loans were also down by close to $2 million, or 15%.  While we have experienced a higher level of real-estate secured and agricultural lending activity in recent periods and our pipeline of loans in process of approval remains relatively robust, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $4 million, or 39%, during the first nine months of 2018 due to the addition of the previously noted $10 million nonperforming loan participation, net of the sale of over $3 million in OREO and reductions resulting from net charge-offs, loan payoffs and upgrades.  The Company’s ratio of nonperforming assets to loans plus foreclosed assets increased to 0.78% at September 30, 2018 from 0.60% at December 31, 2017.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

The Company’s allowance for loan and lease losses was $9.5 million at September 30, 2018, a slight increase when compared to the balance at December 31, 2017.  The increase came from the addition

Sierra Bancorp Financial Results

October 22, 2018

of a $2.950 million loan loss provision, less net loan losses of $2.530 million charged off against the allowance.  Because of growth in our loan portfolio, the allowance fell to 0.56% of total loans at September 30, 2018 from 0.58% at December 31, 2017.  It should be noted that our need for reserves has been favorably impacted by acquired loans, which were booked at their fair values on the acquisition dates and thus did not initially require a loan loss allowance.  Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2018, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect growth of $118 million, or 6%, during the first nine months of 2018, inclusive of acquired Lompoc branch deposits and the addition of $40 million in wholesale brokered deposits.  Lompoc branch deposits consisted of $32 million in non-maturity deposits and $6 million in time deposits at May 18, 2018, the acquisition date, with non-maturity deposits declining to $30 million and time deposits to $5 million at September 30, 2018.  Relatively strong organic growth in non-maturity deposits during the first half of 2018 was offset in part by runoff in the third quarter, thus year-to-date results reflect net organic growth of only $25 million.  Junior subordinated debentures increased slightly from accretion of the discount on trust-preferred securities, and other non-deposit borrowings were increased by $3 million, or 9%, during the first nine months of 2018.

Total capital of $263 million at September 30, 2018 reflects an increase of $7 million, or 3%, relative to year-end 2017 due to capital from stock options exercised and the addition of net income, net of dividends paid and an $8.2 million increase in our accumulated other comprehensive loss.  There were no share repurchases executed by the Company during the first nine months of 2018.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 41st year of operations and is the largest independent bank headquartered in California's South San Joaquin Valley.  Bank of the Sierra is a community-centric regional bank, which delivers a broad range of retail and commercial banking services through a network of full-service branches located in the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara.  The Bank also maintains a cyber branch, and offers specialized credit services through Agricultural, SBA, and Real Estate Industries loan centers.  Bank of the Sierra holds a Bauer Financial 5-star rating, an honor only awarded to the strongest financial institutions in the country.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 22, 2018

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		3Q18 vs	Qtr Ended:	3Q18 vs	Nine Months Ended:		YTD18 vs
	9/30/2018	6/30/2018	2Q18	9/30/2017	3Q17	9/30/2018	9/30/2017	YTD17
Interest Income	$26,236	$24,883	+5%	$19,832	+32%	$74,596	$56,790	+31%
Interest Expense	2,460	2,083	+18%	1,397	+76%	6,260	3,631	+72%
Net Interest Income	23,776	22,800	+4%	18,435	+29%	68,336	53,159	+29%

Provision for Loan & Lease Losses	2,450	300	+717%	-	NM	2,950	300	+883%
Net Int after Provision	21,326	22,500	-5%	18,435	+16%	65,386	52,859	+24%

Service Charges	3,208	3,027	+6%	2,916	+10%	9,181	8,263	+11%
BOLI Income	440	423	+4%	377	+17%	1,066	1,188	-10%
Gain (Loss) on Investments	1	-	NM	918	-100%	2	984	-100%
Other Non-Interest Income	2,074	1,979	+5%	1,699	+22%	6,036	5,973	+1%
Total Non-Interest Income	5,723	5,429	+5%	5,910	-3%	16,285	16,408	-1%

Salaries & Benefits	8,814	8,997	-2%	7,478	+18%	26,994	22,617	+19%
Occupancy Expense	2,685	2,451	+10%	2,368	+13%	7,484	6,923	+8%
Other Non-Interest Expenses	6,308	5,846	+8%	5,599	+13%	18,510	16,698	+11%
Total Non-Interest Expense	17,807	17,294	+3%	15,445	+15%	52,988	46,238	+15%

Income Before Taxes	9,242	10,635	-13%	8,900	+4%	28,683	23,029	+25%
Provision for Income Taxes	2,171	2,643	-18%	3,158	-31%	6,910	7,533	-8%
Net Income	$7,071	$7,992	-12%	$5,742	+23%	$21,773	$15,496	+41%

TAX DATA
Tax-Exempt Muni Income	$1,006	$1,018	-1%	$1,002	0%	$3,040	$2,739	+11%
Interest Income - Fully Tax Equivalent	$26,503	$25,154	+5%	$20,372	+30%	$75,404	$58,265	+29%

NET CHARGE-OFFS	$2,123	$155	+1270%	$446	+376%	$2,530	$1,217	+108%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

October 22, 2018

PER SHARE DATA
(unaudited)	Qtr Ended:		3Q18 vs	Qtr Ended:	3Q18 vs	Nine Months Ended:		YTD18 vs
	9/30/2018	6/30/2018	2Q18	9/30/2017	3Q17	9/30/2018	9/30/2017	YTD17
Basic Earnings per Share	$0.46	$0.52	-12%	$0.41	+12%	$1.43	$1.12	+28%
Diluted Earnings per Share	$0.46	$0.52	-12%	$0.41	+12%	$1.41	$1.11	+27%
Common Dividends	$0.16	$0.16	0%	$0.14	+14%	$0.48	$0.42	+14%

Wtd. Avg. Shares Outstanding	15,267,587	15,254,575	0%	13,839,111	+10%	15,251,746	13,824,173	+10%
Wtd. Avg. Diluted Shares	15,444,406	15,429,129	0%	14,013,987	+10%	15,428,465	14,010,894	+10%

Book Value per Basic Share (EOP)	$17.23	$17.06	+1%	$15.83	+9%	$17.23	$15.83	+9%
Tangible Book Value per Share (EOP)	$15.00	$14.81	+1%	$15.05	0%	$15.00	$15.05	0%

Common Shares Outstanding (EOP)	15,277,710	15,258,100	0%	13,840,429	+10%	15,277,710	13,840,429	+10%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Nine Months Ended:
	9/30/2018	6/30/2018		9/30/2017		9/30/2018	9/30/2017
Return on Average Equity	10.66%	12.44%		10.45%		11.23%	9.70%
Return on Average Assets	1.15%	1.34%		1.10%		1.22%	1.02%
Net Interest Margin (Tax-Equiv.)	4.27%	4.24%		3.97%		4.24%	3.93%
Efficiency Ratio (Tax-Equiv.)	59.59%	60.44%		63.90%		61.82%	65.40%
Net C/O's to Avg Loans (not annualized)	0.13%	0.01%		0.03%		0.16%	0.10%

Sierra Bancorp Financial Results

October 22, 2018

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Sep '18 vs		Sep '18 vs		Sep '18 vs
ASSETS	9/30/2018	6/30/2018	Jun '18	12/31/2017	Dec '17	9/30/2017	Sep '17
Cash and Due from Banks	$65,039	$85,102	-24%	$70,137	-7%	$54,607	+19%
Investment Securities	548,815	559,968	-2%	558,329	-2%	583,200	-6%

Real Estate Loans (non-Agricultural)	1,258,191	1,196,841	+5%	1,086,200	+16%	876,067	+44%
Agricultural Real Estate Loans	146,485	141,475	+4%	140,516	+4%	145,550	+1%
Agricultural Production Loans	52,265	53,339	-2%	46,796	+12%	49,315	+6%
Comm'l & Industrial Loans & Leases	134,171	127,710	+5%	135,662	-1%	111,365	+20%
Mortgage Warehouse Lines	94,348	95,645	-1%	138,020	-32%	119,031	-21%
Consumer Loans	9,049	9,334	-3%	10,626	-15%	10,297	-12%
Gross Loans & Leases	1,694,509	1,624,344	+4%	1,557,820	+9%	1,311,625	+29%
Deferred Loan & Lease Fees	2,603	2,920	-11%	2,774	-6%	2,705	-4%
Loans & Leases Net of Deferred Fees	1,697,112	1,627,264	+4%	1,560,594	+9%	1,314,330	+29%
Allowance for Loan & Lease Losses	(9,463)	(9,136)	+4%	(9,043)	+5%	(8,784)	+8%
Net Loans & Leases	1,687,649	1,618,128	+4%	1,551,551	+9%	1,305,546	+29%

Bank Premises & Equipment	29,998	30,182	-1%	29,388	+2%	28,373	+6%
Other Assets	131,539	132,063	0%	130,893	0%	106,267	+24%
Total Assets	$2,463,040	$2,425,443	+2%	$2,340,298	+5%	$2,077,993	+19%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$685,941	$674,283	+2%	$635,434	+8%	$571,509	+20%
Int-Bearing Transaction Accounts	545,442	577,054	-5%	523,590	+4%	496,647	+10%
Savings Deposits	299,650	301,322	-1%	283,126	+6%	245,093	+22%
Money Market Deposits	137,649	151,736	-9%	171,611	-20%	122,772	+12%
Customer Time Deposits	397,371	383,527	+4%	374,625	+6%	343,558	+16%
Wholesale Brokered Deposits	40,000	-	NM	-	NM	-	NM
Total Deposits	2,106,053	2,087,922	+1%	1,988,386	+6%	1,779,579	+18%

Junior Subordinated Debentures	34,722	34,677	0%	34,588	0%	34,544	+1%
Other Interest-Bearing Liabilities	32,622	17,239	+89%	30,050	+9%	20,779	+57%
Total Deposits & Int.-Bearing Liabilities	2,173,397	2,139,838	+2%	2,053,024	+6%	1,834,902	+18%

Other Liabilities	26,435	25,367	+4%	31,332	-16%	24,008	+10%
Total Capital	263,208	260,238	+1%	255,942	+3%	219,083	+20%
Total Liabilities & Capital	$2,463,040	$2,425,443	+2%	$2,340,298	+5%	$2,077,993	+19%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

October 22, 2018

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Sep '18 vs		Sep '18 vs		Sep '18 vs
	9/30/2018	6/30/2018	Jun '18	12/31/2017	Dec '17	9/30/2017	Sep '17
Goodwill	$27,357	$27,357	0%	$27,357	0%	$8,268	+231%
Core Deposit Intangible	6,724	6,919	-3%	6,234	+8%	2,483	+171%
Total Intangible Assets	$34,081	$34,276	-1%	$33,591	+1%	$10,751	+217%

CREDIT QUALITY
(balances in $000's, unaudited)			Sep '18 vs		Sep '18 vs		Sep '18 vs
	9/30/2018	6/30/2018	Jun '18	12/31/2017	Dec '17	9/30/2017	Sep '17
Non-Accruing Loans	$10,960	$3,093	+254%	$3,963	+177%	$4,118	+166%
Foreclosed Assets	2,212	2,112	+5%	5,481	-60%	2,674	-17%
Total Nonperforming Assets	$13,172	$5,205	+153%	$9,444	+39%	$6,792	+94%

Performing TDR's (not incl. in NPA's)	$11,290	$11,981	-6%	$12,413	-9%	$12,707	-11%

Non-Perf Loans to Gross Loans	0.65%	0.19%		0.25%		0.31%
NPA's to Loans plus Foreclosed Assets	0.78%	0.32%		0.60%		0.52%
Allowance for Ln Losses to Loans	0.56%	0.56%		0.58%		0.67%

SELECT PERIOD-END STATISTICS
(unaudited)
	9/30/2018	6/30/2018		12/31/2017		9/30/2017
Shareholders Equity / Total Assets	10.7%	10.7%		10.9%		10.5%
Gross Loans / Deposits	80.5%	77.8%		78.3%		73.7%
Non-Int. Bearing Dep. / Total Dep.	32.6%	32.3%		32.0%		32.1%

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$4,009	$24	2.34%	$13,080	$61	1.84%	$18,743	$63	1.32%
Taxable	421,715	2,382	2.21%	424,446	2,300	2.14%	446,395	2,224	1.95%
Non-taxable	140,315	1,006	3.55%	141,224	1,018	3.61%	142,544	1,002	4.23%
Total investments	566,039	3,412	2.54%	578,750	3,379	2.49%	607,682	3,289	2.47%

Loans and Leases:
Real estate	1,387,049	18,904	5.41%	1,325,251	17,800	5.39%	999,692	12,772	5.07%
Agricultural Production	52,761	782	5.88%	53,867	753	5.61%	51,063	651	5.06%
Commercial	123,467	1,544	4.96%	124,320	1,489	4.80%	113,166	1,483	5.20%
Consumer	9,576	327	13.55%	9,760	297	12.21%	11,046	328	11.78%
Mortgage warehouse lines	93,372	1,227	5.21%	89,633	1,126	5.04%	109,547	1,258	4.56%
Other	2,635	40	6.02%	2,503	39	6.25%	3,392	51	5.97%
Total loans and leases	1,668,860	22,824	5.43%	1,605,334	21,504	5.37%	1,287,906	16,543	5.10%
Total interest earning assets	2,234,899	$26,236	4.70%	2,184,084	$24,883	4.62%	1,895,588	$19,832	4.26%
Other earning assets	10,496			10,436			8,741
Non-earning assets	202,532			205,446			163,525
Total assets	$2,447,927			$2,399,966			$2,067,854

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$122,543	$94	0.30%	$139,546	$109	0.31%	$136,304	$106	0.31%
NOW	432,197	120	0.11%	422,619	116	0.11%	376,067	106	0.11%
Savings accounts	303,468	81	0.11%	301,528	80	0.11%	238,824	65	0.11%
Money market	144,975	30	0.08%	153,143	37	0.10%	120,086	24	0.08%
Time Deposits	390,396	1,499	1.52%	380,778	1,252	1.32%	343,564	731	0.84%
Wholesale Brokered Deposits	20,217	99	1.94%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,413,796	1,923	0.54%	1,397,614	1,594	0.46%	1,214,845	1,032	0.34%
Borrowed funds:
Junior Subordinated Debentures	34,696	451	5.16%	34,651	436	5.05%	34,519	351	4.03%
Other Interest-Bearing Liabilities	29,314	86	1.16%	23,719	53	0.90%	9,862	14	0.56%
Total borrowed funds	64,010	537	3.33%	58,370	489	3.36%	44,381	365	3.26%
Total interest bearing liabilities	1,477,806	$2,460	0.66%	1,455,984	$2,083	0.57%	1,259,226	$1,397	0.44%
Demand deposits - non-interest bearing	678,154			656,486			560,057
Other liabilities	28,853			29,786			30,487
Shareholders' equity	263,114			257,710			218,084
Total liabilities and shareholders' equity	$2,447,927			$2,399,966			$2,067,854

Interest income/interest earning assets			4.70%			4.62%			4.26%
Interest expense/interest earning assets			0.43%			0.38%			0.29%
Net interest income and margin		$23,776	4.27%		$22,800	4.24%		$18,435	3.97%

NOTE:  Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate for periods ending after December 31, 2017, and a 35% tax rate for periods ending on or before December 31, 2017

#####################################